Exhibit 99.1

CONTACTS:	James Winschel, Senior Vice-President and Chief Financial Officer Jill Baker, Vice President of Investor Relations (781) 434-4118
PAREXEL REPORTS FIRST QUARTER FISCAL YEAR 2008 FINANCIAL RESULTS
First Quarter Highlights:
•	Consolidated revenue of $208.1 million grows 26% year-over-year

•	Diluted EPS up 40% to $0.35 year-over-year, excluding a favorable benefit of $0.14 related to one-time non-U.S. net tax adjustments
Boston, MA, October 24, 2007 — PAREXEL International Corporation (NASDAQ: PRXL) today announced its financial results for the first quarter ended September 30, 2007.
For the three months ended September 30, 2007, PAREXEL’s consolidated service revenue increased 26.1% to $208.1 million compared with $165.1 million in the prior year period. The Company reported operating income of $16.5 million, or 7.9% of service revenue, versus operating income of $11.3 million, or 6.9% of service revenue, in the comparable quarter of the prior year. Net income for the quarter totaled $13.9 million, or $0.49 per diluted share, compared with net income of approximately $7.0 million, or $0.25 per diluted share, for the quarter ended September 30, 2006, representing earnings per share growth of 96%. Excluding one-time non-U.S. net tax adjustments of $4.0 million or $0.14 per diluted share, related in part to a recent change in German tax rates, net income and earnings per diluted share would have been $9.9 million (up 42%) and $0.35 (up 40%), respectively.
On a segment basis, consolidated service revenue for the first quarter of Fiscal Year 2008 was $159.3 million in Clinical Research Services (CRS), $30.5 million in PAREXEL Consulting and Medical Communications Services (PCMS), and $18.3 million in Perceptive Informatics, Inc.
The Company has made certain reclassifications to the financial results for Fiscal Year 2007 to conform to Fiscal Year 2008 presentation. The reclassifications were made to ensure consistency across business segments and to better clarify the geographic breakout of revenue earned. A spreadsheet which details these changes may be found in the “Additional Financials” portion of the Investor Relations section of the Company’s website at www.PAREXEL.com.
PAREXEL’s backlog increased 31.3% year-over-year, and 4.2% sequentially, to $1.570 billion at the end of the September quarter. As of June 30, 2007, PAREXEL’s backlog totaled $1.507 billion. Adding the September quarter’s gross new business wins of $349.5 million to that amount, and subtracting $208.1 million in current quarter service revenue and $78.0 million in cancellations, left the Company with a backlog of $1.570 billion as of September 30, 2007. The net book-to-burn ratio in the quarter was 1.31.

Mr. Josef H. von Rickenbach, PAREXEL’s Chairman and Chief Executive Officer stated, “During the September quarter we continued to execute well, with year-over-year revenue growth of 26%, a 100 basis point improvement in operating margin, and normalized EPS growth of 40%. During the quarter we completed the acquisition of APEX International, which represents a major strategic accomplishment for the Company. The integration process is well underway, and we are confident that APEX will enable us to achieve our objectives, better serve clients, and solidify our global footprint in the rapidly growing Asia Pacific market.”
Mr. von Rickenbach continued, “We believe that the market demand for our services remains solid. Going forward, we will continue to drive revenue growth, execute well on our projects, and further increase profitability so that we can deliver another successful year to our clients and shareholders.”
The Company issued forward-looking guidance for the second quarter of Fiscal Year 2008 (ending December 31, 2007), and for Fiscal Year 2008. For the second quarter, the Company anticipates reporting consolidated service revenue in the range of $220 to $230 million and earnings per diluted share in the range of $0.37 to $0.39. For Fiscal Year 2008, consolidated service revenue is expected to be in the range of $890 to $920 million using recent exchange rates (previously issued revenue guidance was $875 to $910 million). Earnings per diluted share for Fiscal Year 2008 are projected to be in the range of $1.75 and $1.81, including the one-time net tax benefit of $0.14 which was recognized in the first quarter (versus previously issued guidance for earnings per diluted share of $1.58 to $1.66).
The Company believes that presenting the proforma information contained in the financial tables and in this press release assists investors and others in gaining a better understanding of its core operating results and future prospects, especially when comparing such results to previous periods or forecasted guidance. Management uses this proforma information, in addition to the GAAP information, as the basis for measuring the Company’s core operating performance and comparing such performance to that of prior periods and to the performance of its competitors. Such measures are also used by management in its financial and operating decision-making. Proforma information is not meant to be considered superior to or a substitute for the Company’s results of operations prepared in accordance with GAAP. A reconciliation of GAAP results with proforma results may be found in the attached financial tables.
A conference call to discuss PAREXEL’s first quarter earnings, business, and financial outlook will begin at 10 a.m. ET Thursday, October 25th and will be broadcast live over the internet via webcast. The webcast may be accessed in the “Webcasts” portion of the Investor Relations section of the Company’s website at http://www.parexel.com. Users should follow the instructions provided to ensure that the necessary audio applications are downloaded and installed. A replay of this webcast will be archived on the website approximately two hours after the call and will continue to be accessible for approximately one year following the live event. To participate via telephone, dial 612-332-0228 and ask to join the PAREXEL quarterly conference call.
About the Company
PAREXEL International Corporation is a leading global bio/pharmaceutical services organization, providing a broad range of knowledge-based contract research, medical communications and consulting services to the worldwide pharmaceutical, biotechnology and medical device industries. Committed to providing solutions that expedite time-to-market and peak-market penetration, PAREXEL has developed significant expertise across the development and commercialization continuum, from drug development and regulatory consulting to clinical pharmacology, clinical trials management, medical education and reimbursement. Perceptive Informatics, Inc., a subsidiary of PAREXEL, provides advanced technology solutions, including medical imaging, to facilitate the clinical development process. Headquartered near Boston, Massachusetts, PAREXEL operates in 64 locations throughout 51 countries around the world, and has over 7,050 employees. For more information about PAREXEL International visit www.PAREXEL.com.
This release contains “forward-looking” statements regarding future results and events, including, without limitation, statements regarding expected financial results, future growth and customer demand, such as the guidance provided by the Company with respect to the second quarter of Fiscal Year 2008, and Fiscal Year 2008. For this purpose, any statements contained herein that are not statements of historical fact may be deemed forward-looking statements. Without limiting the foregoing, the words “believes”, “anticipates”, “plans”, “expects”, “intends”, “appears”, “estimates”, “projects”, “targets” and similar expressions are also intended to identify forward-looking statements. The forward-looking statements in this release involve a number of risks and uncertainties. The Company’s actual future results may differ significantly from the results discussed in the forward-looking statements contained in this release. Important factors that might cause such a difference include, but are not limited to, risks associated with: actual operating performance; actual expense savings and other operating improvements resulting from recent restructurings; the loss, modification, or delay of contracts which would, among other things, adversely impact the Company’s recognition of revenue included in backlog; the Company’s dependence on certain industries and clients; the Company’s ability to win new business, manage growth and costs, and attract and retain employees; the Company’s ability to complete additional acquisitions and to integrate newly acquired businesses or enter into new lines of business; the impact on the Company’s business of government regulation of the drug, medical device and biotechnology industry; consolidation within the pharmaceutical industry and competition within the biopharmaceutical services industry; the potential for significant liability to clients and third parties; the potential adverse impact of health care reform; and the effects of exchange rate fluctuations and other international economic, political, and other risks. Such factors and others are discussed more fully in the section entitled “Risk Factors” of the Company’s Annual Report on Form 10-K for the period ended June 30, 2007 as filed with the SEC on August 27, 2007, which “Risk Factors” discussion is incorporated by reference in this press release. The forward-looking statements included in this press release represent the Company’s estimates as of the date of this release. The Company specifically disclaims any obligation to update these forward-looking statements in the future. These forward-looking statements should not be relied upon as representing the Company’s estimates or views as of any date subsequent to the date of this press release.
PAREXEL is a registered trademark of PAREXEL International Corporation, and Perceptive Informatics is a trademark of Perceptive Informatics, Inc. All other names or marks may be registered trademarks or trademarks of their respective business and are hereby acknowledged.

PAREXEL International Corporation
Consolidated Condensed Statement of Operations
(In thousands, except per share data)

	Unaudited
	For the three months ended September 30,
	2007		2006
Service revenue	$208,125		$165,057
Reimbursement revenue	43,907		38,450

Total revenue	252,032		203,507

Costs and expenses:
Direct costs	136,062		108,488	(b)
Reimbursable out-of-pocket expenses	43,907		38,450
Selling, general and administrative	47,140		38,772	(b)
Depreciation	7,496		6,143
Amortization	899		407
Restructuring benefit	—		(74)

Income from operations	16,528		11,321

Other income (expense)	(426)		483

Income before income taxes	16,102		11,804

Provision for income taxes	2,237	(a)	4,816
Effective tax rate	13.9	%(a)	40.8%

Minority interest expense (benefit)	(20)		11

Net income	$13,885		$6,977

Earnings per common share:
Basic	$0.50		$0.26
Diluted	$0.49		$0.25

Shares used in computing earnings per common share:
Basic	27,621		27,052
Diluted	28,541		27,930
Balance Sheet Information

	Preliminary
	Sept 30,	June 30,	Sept 30,
	2007	2007	2006
Billed accounts receivable, net	$205,002	$189,843	$173,100
Unbilled accounts receivable, net	149,378	135,178	122,554
Deferred revenue	(173,972)	(170,718)	(156,573)

Net receivables	$180,408	$154,303	$139,081

Cash and marketable securities	$50,436	$96,677	$84,217
Working capital	$75,958	$118,746	$140,570
Total assets	$735,660	$680,013	$554,947
Short-term borrowings	$55,463	$30,463	$5,494
Stockholders’ equity	$343,087	$316,616	$260,237

(a)	Includes a one-time non-U.S. net tax benefit of $4 million, related in part to a recent reduction in German tax rates.

(b)	FY 2007 numbers have been adjusted to reflect FY 2008 presentation. Certain Direct costs have been moved to Selling, general and administrative to ensure consistency among all business segments.

PAREXEL International Corporation
Segment Information
($ in thousands)

	Three months ended
	September 30,
	2007	2006 *
Clinical Research Services (CRS)

Service revenue	$159,329	$120,236
% of total service revenue	76.5%	72.8%
Gross profit	$55,162	$41,299
Gross margin % of service revenue	34.6%	34.3%

PAREXEL Consulting & Medical Communications Services (PCMS)

Service revenue	$30,520	$29,310
% of total service revenue	14.7%	17.8%
Gross profit	$9,581	$9,153
Gross margin % of service revenue	31.4%	31.2%

Perceptive Informatics, Inc. (PII)

Service revenue	$18,276	$15,511
% of total service revenue	8.8%	9.4%
Gross profit	$7,320	$6,117
Gross margin % of service revenue	40.1%	39.4%

Total service revenue	$208,125	$165,057
Total gross profit	$72,063	$56,569
Gross margin % of service revenue	34.6%	34.3%

Revenue by Geography

The Americas	$79,999	$64,646
Europe, Middle East & Africa	112,843	92,600
Asia/Pacific	15,283	7,811

Total service revenue	$208,125	$165,057

Quarterly Supplemental Financial Data

Total revenue	$252,032	$203,507
Investigator fees	39,093	29,816

Gross revenue	$291,125	$233,323

DSO	57	55

Capital expenditures	13,036	8,578

*	FY 2007 numbers have been adjusted to reflect FY 2008 presentation. Certain Direct costs have been moved to Selling, general and administrative to ensure consistency among all business segments.